Exhibit 10.29
                               SERVICE AGREEMENT


     THIS AGREEMENT is made February 16, 2001, by and among AGRILINK FOODS, INC., a New York corporation ("Agrilink"), and PF ACQUISITION II, INC., a New York corporation ("AgriFrozen").

     Agrilink has offered to buy from Secured Party, pursuant to a private sale under the Uniform Commercial Code, all frozen vegetable inventories of AgriFrozen, related supplies, ingredients and packaging materials and certain claims (as the same are more particularly described under the definition "Property" in the Bill of Sale Agreement (as hereafter defined), the "Assets"). In connection with Agrilink's purchase of the Assets, Agrilink has requested that AgriFrozen provide certain services to Agrilink in connection with Agrilink's processing and sale of the Assets following the Closing (as hereafter defined).

     IT IS THEREFORE AGREED AS FOLLOWS:

          SECTION 1 CERTAIN DEFINITIONS

     For purposes of this Agreement, the following terms are defined terms and shall have the meanings set forth below:

     "Affiliate" means, with respect to any entity, all directors and officers (or persons performing similar functions) of such entity, all persons and entities controlling, controlled by or under common control with such entity and all directors and officers (or persons performing similar functions) of Affiliates.

     "Agreement" refers to this entire Agreement, including the exhibits, schedules and certificates referred to herein.

     "Available   Receivables"  means  those  Receivables  that  are  to  remain available to AgriFrozen as determined pursuant to, and subject to the terms of, the Forbearance Agreement.

     "Bill of Sale Agreement" means the Bill of Sale Agreement between Secured Party and Agrilink, pursuant to which Agrilink is acquiring the Assets.

     "Business" means the business of AgriFrozen, and all activities associated therewith.

     "Business Information and Records" means all records, information, files and papers of AgriFrozen primarily related to the Business, including, without limitation, product designs, blueprints, specifications, drawings, recorded knowledge, test reports, manuals, material standards, processing standards,

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performance  standards,   catalogues,   research  data,  formulae,   inventions,
processes,   production  methods,   quality  control  information,   proprietary
information,   know-how,   technical  data,   performance  data,  plant  service
information, trade and business secrets, sales data and other information relating to the growing, manufacture, processing, freezing, packaging or sale or service of products of or by AgriFrozen, all art work, photographs, slides, color separations, plates and other back-up material relating to product brochures, literature and similar materials relating to the products of AgriFrozen, and all sales and advertising materials, customer and supplier lists, including addresses, telephone numbers and principal contacts, records of products and quantities purchased or supplied by each customer and supplier, other customer and supplier records and files, including all databases and other electronic files or information, sales and purchase correspondence, sales reports, copies of sales and use tax resale certificates, personnel records and books of account, but excluding records of a corporate nature, e.g. corporate minute books, stock ledgers, etc.

     "Closing" means the execution and closing of the purchase and sale of the Assets pursuant to the Bill of Sale Agreement, and the execution and delivery of the Related Agreements.

     "Closing Date" means the date of the Closing.

     "Continuing   Operations"  means,   collectively,   AgriFrozen's  repacking
operations on behalf of Agrilink with respect to the Assets at its Woodburn, Oregon facility and AgriFrozen's warehousing operations on behalf of Agrilink with respect to the Assets at its Woodburn, Oregon facility and Walla Walla, Washington facility.

     "Covenant Not To Sue" means the Covenant Not To Sue dated as of even date between Secured Party, Agrilink and Pro-Fac Cooperative, Inc.

     "Effective Date" means January 28, 2001.

     "Equipment" means all rights of AgriFrozen in any machinery, equipment, spare parts, vehicles, furniture, dies, molds, patterns and gauges, tools, supplies and drawings owned, leased, licensed or otherwise possessed by AgriFrozen, excluding such items sold, transferred, disposed of or consumed in the ordinary course of business or otherwise.

     "Forbearance Agreement" means the Default, Foreclosure, Forbearance and Use of Cash Collateral Agreement dated the Closing Date between Secured Party and AgriFrozen, as to which Agrilink is an expressly intended third party beneficiary.

     "Intellectual Property" means all rights of AgriFrozen, if any, in all United States and foreign trademarks (common law and registered) and service marks, trademark and service mark registrations and applications, and trade

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names,  including  without  limitation all rights of AgriFrozen to the "JACK AND
THE BEANSTALK", "CHEF DO JOUR", "ORE-IDA" and "TENDEKRISP" trademarks, all copyrights, copyright registrations, proprietary technology, trade secrets,
know-how,   licenses,   computer  software,   inventions,  and  patents,  patent
applications, utility models, utility model applications and all other patent rights.

     "Leased Property" means all leasehold interests of AgriFrozen in real or personal property used by AgriFrozen, together with any prepaid rent, security deposits, options to renew or purchase, benefits, rights of way and other interests of AgriFrozen that may be appurtenant to the rights of AgriFrozen under such leasehold interests, together with all buildings, improvements and fixtures existing thereon.

     "Management Agreement" means the Service Agreement dated February 22, 1999 between Agrilink and AgriFrozen.

     "Maturity Date" means June 30, 2001.

     "Real Property" means all real property owned by AgriFrozen, together with all buildings, improvements and fixtures existing thereon.

     "Receivables" means all trade accounts receivable and other receivables of AgriFrozen.

     "Related Agreements" means, as the context requires or permits, any one or more of this Agreement, the Bill of Sale Agreement, the Covenant Not to Sue and the Forbearance Agreement.

     "Remaining Assets" means, at any particular time, all assets of AgriFrozen other than the Assets and the Wind Down Assets.

     "Secured Party" means CoBank, ACB, a corporation organized and existing under the laws of the United States of America.

     "Wind  Down  Assets"  means the  Available  Receivables  and all  assets of
AgriFrozen that are reasonably necessary for AgriFrozen to perform the Continuing Operations, including all related Business Information and Records, Equipment, Intellectual Property, Leased Property, Real Property and employees of AgriFrozen.

     "Wind Down Period" means the period commencing on the Effective Date and continuing through and including the Maturity Date.

          SECTION 2 CONTINUING OPERATIONS AND WIND DOWN PERIOD

     2.1 Continuing Operations. During the Wind Down Period, AgriFrozen will continue to operate the Continuing Operations. The parties agree that, pursuant
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to the terms of the Related Agreements, AgriFrozen (and, pursuant to Section 2.3 hereof, Agrilink) will have a license to, and unrestricted access to and use of, all of the Wind Down Assets during the Wind Down Period for the purpose of performing and/or funding the Continuing Operations. (Pursuant to Section 2.4 hereof, Agrilink shall, for the purposes of repacking, storing and disposing of the Assets, have access to the Business Information and Records and a nonexclusive license to the Intellectual Property, in each case for the twelve month period following the Closing Date.) The Continuing Operations will be performed in conjunction with Agrilink's production, warehousing and sales efforts described in Section 2.3. AgriFrozen and Agrilink shall properly maintain the Wind Down Assets and Remaining Assets and shall not allow any waste or damage to occur to the Wind Down Assets, in each case, subject to the understanding that AgriFrozen is in the process of shutting down all of its operations on or about the Maturity Date and will be liquidating all of its assets. Agrilink and AgriFrozen shall not allow any lien or similar claim that arises following the Effective Date to be placed on or become a charge against any of the Wind Down Assets, excluding only the liens of Secured Party and Agrilink, liens of governmental units for ad valorem property taxes and assessments, liens incidental to the use of the Wind Down Assets or to the Continuing Operations (including, for example, warehouseman, landlord and similar statutory liens) and other liens of a like nature incurred in the ordinary course of business and not in connection with the borrowing of money (provided that in each case the obligation secured is not overdue or, if overdue, is being contested in good faith). During the Wind Down Period, AgriFrozen shall generally pay the claims of its creditors as they come due unless such claims are the subject of a dispute.

     2.2 Funding During Wind Down Period. Pursuant to the Forbearance Agreement, during the Wind Down Period, AgriFrozen shall have access to and use of the Available Receivables and any proceeds thereof to fund the costs and expenses of its operations, including payment of its creditors. As and to the extent that Agrilink may advance any such costs or expenses, Agrilink shall be entitled to reimbursement by AgriFrozen from the proceeds of the Available Receivables. Agrilink shall have the express right, but no obligation, to advance any such costs or expenses. AgriFrozen hereby grants to Agrilink a security interest in all Receivables to secure all obligations of AgriFrozen to Agrilink for reimbursement of all such advances that are hereafter made by Agrilink, and for all costs and expenses (including attorneys fees and expenses) incurred or paid by Agrilink in connection therewith.

     2.3 Agrilink's Production, Warehousing and Sale of Purchased Assets. During the Wind Down Period, Agrilink shall bear all costs and expenses (and shall advance to AgriFrozen or reimburse AgriFrozen for any such costs or expenses that are incurred by AgriFrozen) of the Continuing Operations, (i.e., those reasonably relating to the production, warehousing and sale to third parties of the Assets purchased by Agrilink) to the extent such costs or expenses arise
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from such  activities  after the Effective Date. On or before the Maturity Date,
Agrilink shall remove all of the Assets from any facilities owned or leased by AgriFrozen.

     2.4 Agrilink's Use of and Access to Business Records and Intellectual Property. Subject to the occurrence of the Closing, AgriFrozen hereby grants to Agrilink, for a period of up to one year following the Closing Date: (a) the right to use AgriFrozen's packaging and label stock on the Assets; (b) a non-exclusive worldwide license to AgriFrozen's Intellectual Property for use in connection with the production and sale of the Assets; and (c) an unrestricted right of access to and use of all of AgriFrozen's Business Information and Records in connection with the Continuing Operations (including the production and sale of the Assets).

     2.5 No Liabilities Assumed. Agrilink shall not assume, or become obligated to pay or perform under, any of the liabilities, obligations or contracts of AgriFrozen.

          SECTION 3 OTHER AGREEMENTS OF THE PARTIES

     3.1 Termination of Co-Pack Agreement. In light of the cessation of AgriFrozen's operations, the Processing and Packaging Agreement dated as of July 21, 1996 between Agrilink (as successor to Dean Foods Vegetable Company) and AgriFrozen (as successor in interest to Agripac, Inc.) is terminated, as of the Effective Date, without further liability on the part of either party thereto.

     3.2 Turn Over of Remaining Assets. Pursuant to the Forbearance Agreement, AgriFrozen has agreed to turn over to Secured Party or its designee all Remaining Assets at Secured Party's request. AgriFrozen shall also turn over to Secured Party or its designee at Secured Party's request all Wind Down Assets as and to the extent they are no longer being used for Continuing Operations and are no longer the subject of the license described in Section 2.4. It is acknowledged and understood that AgriFrozen shall not be obligated to turn over any assets if a reasonably foreseeable consequence of such turnover would be the material disruption of the Continuing Operations or processing and sales efforts of Agrilink described in Section 2.3. Agrilink agrees to provide reasonable assistance to Secured Party in its disposition of such assets. Subject to the foregoing, Agrilink and AgriFrozen agree to cooperate and not interfere with any activity by Secured Party or any of its brokers or agents related to the disposition of such assets, and shall not interfere with the reasonable possession of any purchaser thereof.

     3.3 Termination of Management Agreement; Release of Claims. Agrilink has agreed to waive any and all amounts due to Agrilink pursuant to the Management Agreement for all periods from and after the Effective Date, including without limitation the $83,333.33 monthly fee due from AgriFrozen to Agrilink thereunder. In addition, it is anticipated that, pursuant to its rights under
Section 2.2 hereof,  Agrilink  will advance  approximately  $5,000,000  to third



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party  creditors  and service  providers of  AgriFrozen  that will not have been
reimbursed   following  the   expenditure  of  the  proceeds  of  all  Available
Receivables. In exchange for these agreements, AgriFrozen (a) agrees that the Management Agreement may, if so elected by the Agrilink, be terminated at any time on or after the Maturity Date, with no further future liability of either party thereunder, and (b) hereby releases Agrilink and its parent corporation Pro-Fac Cooperative, Inc. ("Pro-Fac") of and from any and all claims and causes of action of whatever nature (known and unknown, suspected and unsuspected, liquidated and unliquidated, contingent and matured, and including those arising under contract and sounding in tort, but specifically excluding (i) any such claims that comprise a portion of the Assets, and (ii) to the extent of the final aggregate dollar judgment, if any, obtained pursuant to (A) a final non-appealable order with respect to the claims by the plaintiffs in the Marion County, Oregon Circuit Court proceeding of Stan Seifer, et al. v. AgriFrozen Foods et al. (the "Proceeding") or (B) any final settlement of the claims brought in the Proceeding, and only to such extent, any claims against Agrilink under the Management Agreement.

     3.4 Expenses. Agrilink and AgriFrozen shall each pay their own expenses, fees and charges (including attorneys' fees and accountants' fees) in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated herein.

          SECTION 4 REPRESENTATIONS AND WARRANTIES OF AGRIFROZEN

     AgriFrozen represents and warrants to the other parties hereto as follows:

     4.1 Organization and Qualification. AgriFrozen is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. AgriFrozen is qualified to do business as a foreign corporation and in good standing in the States of Oregon and Washington. AgriFrozen has all requisite power to own, operate and lease the properties of AgriFrozen and to carry on the Business.

     4.2 Authorization. AgriFrozen has all requisite power to execute, deliver, and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation by AgriFrozen of all transactions contemplated by this Agreement, have been duly authorized by all requisite corporate action of AgriFrozen. This Agreement constitutes a legal, valid and binding obligation of AgriFrozen, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, reorganization, insolvency, or similar laws affecting creditors' rights generally, and the application of general principles of equity, regardless of whether such principles are considered in a proceeding in equity or at law.
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          SECTION 5 REPRESENTATIONS AND WARRANTIES OF AGRILINK

          Agrilink represents and warrants to the other parties as follows:

     5.1 Organization. Agrilink is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has all requisite corporate power and authority to own, operate and lease its property and to carry on its businesses as now conducted.

     5.2 Authorization. Agrilink has all requisite corporate power to execute, deliver, and perform its obligations under, this Agreement. The execution, delivery and performance of this Agreement, and the consummation by Agrilink of all transactions contemplated by this Agreement, have been duly authorized by all requisite corporate action of Agrilink. This Agreement has been duly executed by Agrilink and constitutes a legal, valid and binding obligation of Agrilink, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, reorganization, insolvency, or similar laws affecting creditors' rights generally, and the application of general principles of equity, regardless of whether such principles are considered in a proceeding in equity or at law. The execution and delivery of this Agreement by Agrilink and the consummation of the transactions contemplated hereby, (a) do not, and at or prior to the Closing Date will not, conflict with or result in the breach of, any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Agrilink, and (b) subject to obtaining the consents described in Section 7.4 hereof, on the date hereof do not, and as of the Closing Date will not, conflict with, result in a breach of, or give rise to a default under, any of the terms, conditions or provisions of any mortgage, lien, lease, agreement, instrument, order, judgment or decree by which Agrilink or any of its assets may be bound, and will not result in a declaration or imposition of any lien, charge, or encumbrance of any nature whatsoever upon any of the assets of Agrilink, except for encumbrances expressly contemplated by this Agreement.

          SECTION 6 FURTHER AGREEMENTS OF AGRIFROZEN

          AgriFrozen covenants to and agrees with Agrilink as follows:

     6.1 Operations Prior to Closing. After the date of this Agreement and prior to the Closing Date, AgriFrozen shall use and maintain the Assets and Wind Down Assets in compliance with all laws, regulations and ordinances, and in substantially the same manner in which they have been used and maintained prior to the date of this Agreement, and conduct the Business in compliance with all laws, regulations and ordinances, and substantially as it has been conducted prior to the date of this Agreement, subject to the understanding that the Business is in the process of being wound down and liquidated. AgriFrozen shall use its commercially reasonable efforts to preserve existing relations with the

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employees, suppliers and customers. AgriFrozen shall promptly notify Agrilink of any material matter affecting the Assets, the Wind Down Assets or the Business that arises from the date of this Agreement to the Closing Date.

     6.2 Truth of Representations. From the date hereof until the Closing Date, AgriFrozen shall, except as Agrilink otherwise consents in writing, use its commercially reasonable efforts to cause all representations and warranties made by it in this Agreement to be true and correct on and as of the Closing Date. AgriFrozen shall notify Agrilink promptly if any such representation or warranty ceases to be true and correct.

     6.3 WARN Act Compliance. AgriFrozen shall comply with the Worker's Adjustment and Retraining Notification Act of 1988, as amended, and be solely responsible for furnishing any required notice of any "plant closing" or "mass layoff", as applicable.

          SECTION 7 CONDITIONS TO OBLIGATIONS OF AGRILINK

     The obligations of Agrilink to close the transactions provided for herein are subject (at its option) to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent:

     7.1 Representations True. The representations and warranties of each other party contained in this Agreement shall have been true and complete in all material respects when made and shall be true and complete in all material respects on and as of the Closing Date as if made on and as of such date.

     7.2 Performance. Each party other than the Agrilink shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

     7.3 Consummation of Related Transactions. Each of the Related Agreements shall have been executed and delivered by the respective parties thereto, and each of the transactions that is anticipated to have been consummated prior to or in connection with the Closing.

     7.4 Third Party Approvals. All licenses, authorizations, consents, filings, waivers, approvals, or other action required in connection with the execution, delivery and performance of this Agreement and each of the Related Agreements and the consummation of transactions contemplated hereby and thereby shall have been duly made or obtained. In particular, (a) the senior lenders to Agrilink shall have consented hereto in accordance with the terms of the credit agreement dated September 22, 1998, as amended from time to time; and (b) Agrilink shall have received any fairness opinions required under the terms of the indenture dated September 22, 1998 concerning Agrilink's subordinated indebtedness.

     7.5 No Destruction of Assets. Between the date hereof and the Closing Date, there shall be no material damage to, or destruction or diminution in value of, the Business or of the Assets or Wind Down Assets, it being the intent of Agrilink and AgriFrozen that AgriFrozen bear all risk of loss due to fire or other casualty up to the Closing Date.

     7.6 No Landlord Action. Between the date hereof and the Closing Date, no lessor of any Leased Property shall have taken any action to block access to or to prevent any anticipated use of such property, or shall have sought to exercise any control over or any remedies with respect to any of the Assets or Wind Down Assets.

     7.7 Sufficient AgriFrozen Employees. Between the date hereof and the Closing Date, no material number of AgriFrozen's employees anticipated to be available to perform the functions, activities and operations described in
Section 2.1, 2.2 or 2.3 shall have resigned their positions, such that it might reasonably be expected to have a material and adverse effect on the functions, activities and operations described in Section 2.1, 2.2 or 2.3.

          SECTION 8 CONDITIONS TO OBLIGATIONS OF AGRIFROZEN

     The obligations of AgriFrozen to close the transactions provided for herein are subject (at its option) to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent:

     8.1 Representations True. The representations and warranties of each party other than AgriFrozen contained in this Agreement shall have been true and complete in all material respects when made and shall be true and complete in all material respects on and as of the Closing Date as if made on and as of such date.

     8.2 Performance. Each party other than AgriFrozen shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

     8.3 Consummation of Related Transactions. Each of the Related Agreements shall have been executed and delivered by the respective parties thereto, and each of the transactions that is anticipated to have been consummated prior to or in connection with the Closing shall have been consummated.

     8.4 Third Party Approvals. All licenses, authorizations, consents, filings, waivers, approvals, or other action required in connection with the execution, delivery and performance of this Agreement and each of the Related Agreements and the consummation of transactions contemplated hereby and thereby shall have been duly made or obtained.

          SECTION 9 TERMINATION; EXPENSES

     9.1 Termination . This Agreement may be terminated:

          (a) at any time prior to the Closing:

               (i) By the mutual written consent of all parties hereto.

               (ii) By any party if any of the Related Agreements shall not have been executed and delivered by all parties thereto on or prior to the Closing Date.

          (b) Provided that the Closing has not occurred, by any party at any time after February 16, 2001, provided that the party seeking to terminate this Agreement is not then in breach of its obligations hereunder.

          (c) By any party if the consummation of the transactions contemplated by this Agreement would violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

     9.2 Notice of Termination. In the event of termination of this Agreement pursuant to Section 9.1 hereof, notice shall promptly be given by the terminating party to the other parties to this Agreement.

     9.3 Expenses Upon Termination. If this Agreement is terminated as provided in Section 9.1, no party shall have any liability to any of the others for costs, expenses (including without limitation, legal and accounting fees and expenses), loss of anticipated profits or otherwise; it being understood that in the event of such termination, each party shall bear its own legal and accounting and other fees, costs, losses and expenses.

     9.4 Closing. The execution and delivery of all of the Related Agreements shall constitute a satisfaction or waiver of all conditions to closing under Sections 7 and 8 hereof.

          SECTION 10 MISCELLANEOUS

     10.1 Publicity. No press releases shall be issued, nor shall be the terms of this Agreement be disclosed to third parties, other than the representatives of the parties, without the prior written consent of all parties hereto.
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     10.2 Notices. All notices hereunder shall be in writing and shall be deemed to have been given if delivered personally or by a recognized commercial carrier or three days after sent by certified mail, return receipt requested, postage prepaid, to the other party to this Agreement at the following addresses or such other address as any party to this Agreement shall specify by notice to the others:

          (a) If to Agrilink: Agrilink Foods, Inc. 90 Linden Place Rochester, New York 14625 Attn: Dennis M. Mullen

          (b) If to AgriFrozen: AgriFrozen Foods 325 West Patterson Street Salem, Oregon 97304 Attn: James Scott

          (c) If to Secured Party: CoBank, ACB 5500 South Quebec Street Englewood, Colorado 80111 Attn: Robert E. Satrom

     10.3 Assignment; Binding Effect; Benefits. Agrilink may assign its rights under this Agreement to any Affiliate, any successor or purchaser of the Business, and the financial institutions providing financing to Agrilink. Such assignment shall not relieve Agrilink of its obligations under this Agreement. Except for the foregoing, neither this Agreement nor any right, remedy, obligation or liability arising hereunder shall be assignable by any party to this Agreement without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Any purported assignment in violation of this Section shall be void and ineffective.

     10.4 Waiver. No delay or failure of any party to exercise any right, remedy or power hereunder shall impair the same or be construed as a waiver thereof. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     10.5 Entire Agreement; Amendment. This Agreement and the Related Agreements collectively embody the entire agreement and understanding between Agrilink and AgriFrozen and supersede all prior agreements relating to the subject matter hereof. This Agreement may be amended, modified or supplemented only by a written instrument executed by all parties hereto.

     10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of law principles thereof.

     10.7 Arm's Length Agreement. This Agreement has been negotiated at arm's length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement. In addition, each party has been represented by, or has had a reasonable opportunity to be represented by, experienced and knowledgeable legal counsel. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted the Agreement is not applicable and is waived. This Agreement shall be construed without regard to the identity of the person who drafted it or the party who caused it to be drafted and shall be construed as if all parties had jointly prepared this Agreement. Each and every provision of this Agreement shall be construed as though all of the parties participated equally in its drafting, and any uncertainty or ambiguity shall not be interpreted against any one party. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purpose of the parties and of this Agreement.

     10.8 CoBank Is an Intended Third Party Beneficiary. Secured Party is an expressly intended third party beneficiary of this Agreement and may enforce any of the terms hereof as though a party to this Agreement; provided, however, Secured Party's consent hereto or position as a third party beneficiary hereunder in no way affects, alters or modifies the rights, claims or remedies of Secured Party under any of its loan documents, the Bill of Sale or the Forbearance Agreement.

     10.9 No Unintended Third Party Beneficiaries. Except as provided in Section
10.8 hereof, this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their permitted successors and/or assigns.

     10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above set forth.

                    AGRIFROZEN:      PF ACQUISITION II, INC., D/B/A
                                     AGRIFROZEN FOODS



                                By:  /s/ David M. Mehalick
                                     ----------------------------------------
                                         David M. Mehalick, Asst. Secretary


                    AGRILINK:        AGRILINK FOODS, INC.



                                By:  /s/Earl L. Powers
                                     ----------------------------------------
                                         Earl L. Powers, Chief Financial Officer


CONSENT OF SECURED PARTY:

The foregoing Agreement has been reviewed, acknowledged and consented to by Secured Party.

                    SECURED PARTY:   COBANK, ACB



                                By:  /s/Robert E. Satrom
                                     ----------------------------------------
                                        Robert E. Satrom, Vice President